Exhibit 99.(g)(5)

January 18, 2024

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention: Tricia Cormier, Vice President

Re: American Beacon Select Funds (the “Trust”)

Ladies and Gentlemen:

This letter is to advise you that the undersigned Trust has established a new series, the American Beacon GLG Natural Resources ETF (the “Fund”).

In accordance with the Additional Portfolios provision of Section 20 of the Custodian Agreement dated December 3l, 1999 between the Trust and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that you act as Custodian for the Fund.

For your convenience, attached as Schedule D hereto is a replacement of “Schedule D” to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the undersigned Trust and retaining one copy for your records.

Sincerely,

AMERICAN BEACON SELECT FUNDS

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Vice President

Agreed:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Louis Abruzzi
Name:	Louis Abruzzi
Title:	Senior Vice President

Effective Date: 1-18-2024

220 E. Las colinas Blvd., Ste. 1200, Irving, Texas 75039 • 817.391.6100	Americanbeaconadvisors.com

PORTFOLIOS

Schedule D.1
Name of Portfolio	Effective Date
American Beacon U.S. Government Money Market Select Fund	December 1, 2001

Schedule D.2
Name of Portfolio (each, an “ETF Client”)	Effective Date
American Beacon AHL Trend ETF	August 23, 2023
American Beacon GLG Natural Resources ETF	February 1, 2024